                                 SCHEDULE 14A
                                (RULE 14A-101)


                   INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                          LOCAL FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                      The Board of Directors of Registrant
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[LOCAL FINANCIAL CORPORATION LOGO]
                                                           3601 N.W. 63rd Street
                                                   Oklahoma City, Oklahoma 73116
                                                         Telephone: 405-841-2100
                                                               Fax: 405-841-2289


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 26, 1999


To the Stockholders:

         Local Financial Corporation ("We" or the "Company") will hold an Annual Meeting of Stockholders (the "Annual Meeting") on Wednesday, May 26, 1999, at 11:00 a.m., CT, Waterford Marriott Hotel, 6300 Waterford Blvd., Oklahoma City, Oklahoma. The Stockholders will meet to consider:

         (1) Electing three directors, each to serve for a term of three years;

         (2) Approving the Local Financial 1998 Stock Option Plan (the "1998 Plan"); and

         (3) Ratifying the selection of KPMG, LLP, as independent auditors of the Company for the year ending December 31, 1999; and

         (4)   Transacting other business incident to the Annual Meeting.

         The record date for the Annual Meeting is April 6, 1999. Only Stockholders of record at the close of business on that date can vote at the Annual Meeting.

         We hope you will attend the Annual Meeting. IF YOU DO NOT PLAN TO ATTEND, PLEASE SIGN AND RETURN THE ENCLOSED PROXY. TO ENCOURAGE THE USE OF PROXIES, WE HAVE ENCLOSED A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE FOR YOUR USE.


                                                      Sincerely,



                                                    Alan L. Pollock
                                                      Secretary

April 12, 1999

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 26, 1999


         Local Financial Corporation ("Local Financial", the "Company" or "We") furnishes this Proxy Statement to inform its Stockholders about the upcoming Annual Meeting. To encourage Stockholder participation, we are soliciting proxies to be used at the Annual Meeting.

         We are mailing this Proxy Statement and the accompanying proxy card to Stockholders beginning April 12, 1999.

GENERAL INFORMATION

         Who Votes. If you hold shares as of the Record Date, April 6, 1999, you may vote at the Annual Meeting. On April 6, 1999, the Company had 20,537,209 shares of common stock outstanding. Each share is entitled to one vote.

         How To Vote. We will vote your shares for you if you send us a signed proxy before the Annual Meeting. You can tell us to vote for all, some, or none of the nominees for director. You can tell us to approve, disapprove, or abstain from voting on the 1998 Plan or the independent auditors. You can also tell us to approve, disapprove, or abstain from transacting incidental business at the Annual Meeting. We have provided information about the director nominees, the 1998 Plan and the independent auditors in the following pages of this proxy statement.

         IF YOU RETURN A SIGNED PROXY, BUT DO NOT TELL US HOW YOU WANT TO VOTE, WE SHALL VOTE YOUR SHARES "FOR" ALL DIRECTOR NOMINEES, THE 1998 PLAN AND THE INDEPENDENT AUDITORS.

         Canceling Your Proxy. You can cancel your proxy at any time before we vote your shares in any of three ways:

              (1) by giving the Secretary a written cancellation;

              (2) by giving a later signed proxy; or

              (3) by voting in person at the Annual Meeting.

         Counting the Necessary Votes. Directors are elected by a plurality of votes, which means that the three director nominees (the number of positions to be filled) receiving the highest number of votes will be elected. To approve the 1998 Plan or ratify the independent auditors, these items must receive a majority of the votes that could be cast at the Annual Meeting. If any incidental business is transacted at the Annual Meeting, the incidental business must receive a majority of the votes that could be cast at the Annual Meeting.

         The votes that could be cast are the votes actually cast plus abstentions. Abstentions are counted as "shares present" at the Annual Meeting for purposes of determining whether a quorum exists and have the effect of a vote "against" any proposal. Proxies submitted by brokers that do not indicate a vote for the proposal (usually because the brokers don't have discretionary voting authority and haven't received instructions as to how to vote) are not considered "shares present" and will not affect the outcome of the vote. These broker proxies are referred to as "broker non-votes".

         Incidental Business. Proxies customarily ask for authority to transact other business that may come before the Annual Meeting. Much of this business is procedural, such as a vote on adjournment. Except for the election of directors, approval of the 1998 Plan and ratification of the independent auditors, we do not know of any substantive business to be presented or acted upon at the Annual Meeting. Under our Bylaws, no substantive business besides that stated in the meeting notice may be transacted at any meeting of Stockholders. If any matter is presented at the Annual Meeting on which a vote may properly be taken, the designated proxies will vote your shares as they think best unless you otherwise direct.


                                     ITEM 1
                              ELECTION OF DIRECTORS

         Three directors will be elected at this year's Annual Meeting. Each director will serve for a three-year term ending at the 2002 annual meeting or until he is succeeded by another qualified director who has been elected.

         We shall vote your shares as you tell us on the enclosed proxy form. If you sign, date, and return the proxy form, but don't tell us how you want your shares voted, we shall vote your shares for the election of the following nominees. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

         Two of the nominees for director are presently members of the Board of Directors. The third nominee is presently a director of Local Oklahoma Bank, FSB (formerly Local Federal Bank, FSB), the Company's subsidiary bank ("Local Oklahoma").

                THE COMPANY RECOMMENDS VOTING "FOR" THE NOMINEES.

BIOGRAPHICAL INFORMATION

         The following table sets forth the name and age of each director and director nominee, the year he became a director, and the year his term of service will end.


                                                        DIRECTOR       TERM
               NAME                           AGE        SINCE        EXPIRES         POSITION
               ----                           ---       --------      -------         --------

         Edward A. Townsend                   57         1997          2001       Chairman of the Board
         Jan A. Norton                        52         1997          2000       Director
         Robert A. Kotecki                    34         1997          2001       Director
         George P. Nigh                       71         1997          1999       Director
         Kenneth W. Townsend                  55         1997          1999       Director
         Joseph A. Leone                      65         1973          2000       Director
         J. David Rosenberg                   49         1998          2001       Director
         Andrew M. Coats                      64          --            --        Director nominee


         The Director Nominees. The Board of Directors has nominated three candidates for election. If elected, these nominees will serve three-year terms. A brief summary of each director nominee's principal occupation, business affiliations and other information follows.

         Andrew M. Coats. In October 1997, Mr. Coats was elected as a director of Local Oklahoma. He served as the District Attorney of Oklahoma County from 1976 to 1980. He won the Democratic nomination for U.S. Senate from Oklahoma in 1980. In 1983, Mr. Coats was elected Mayor of Oklahoma City where he served until April 1987. Mr. Coats served as President of the law firm of Crowe & Dunlevy in 1987 and 1988 and served as President of the Oklahoma Bar Association in 1992. He is currently serving as the President of the American College of Trial Lawyers. On July 1, 1996, Mr. Coats became the Dean of the University of Oklahoma College of Law.

         George P. Nigh. Governor Nigh was elected as a director of the Company and Local Oklahoma immediately following the private placement in 1997. From July 1992 through June 1997, Governor Nigh served as President of the University of Central Oklahoma, where he had served as Distinguished Statesman in Residence for the previous five years. From January 1979 through 1987, Governor Nigh served as Governor of the State of Oklahoma. Prior to 1979, Governor Nigh served 16 years as Lt. Governor and eight years in the House of Representatives of the State of Oklahoma. Governor Nigh currently serves as a consultant for the Company in the area of community relations.

         Kenneth W. Townsend. Mr. Townsend was elected as a director of the Company and Local Oklahoma immediately following the private placement. Mr. Townsend has served as Executive Director of the National Cowboy Hall of Fame, Oklahoma City, Oklahoma, since January 1997. From August 1991 through June 1997, Mr. Townsend served as President of Boatmen's First National Bank of Oklahoma, Oklahoma City, Oklahoma.

         The Continuing Directors. Since the Company's directors serve staggered, three year terms, a majority of the directors continue their service each year. The continuing directors and their respective principal occupations, business affiliations and other information are as follows.

         Robert A. Kotecki. Mr. Kotecki was elected as a director of the Company and Local Oklahoma immediately following the private placement. Since March 1993, Mr. Kotecki has served as Managing Director of Friedman, Billings, Ramsey & Co., Inc., an Arlington, Virginia investment banking firm specializing in financial institutions. From November 1988 through March 1993, Mr. Kotecki served as an Associate with Trident Financial Corp., an investment banking firm located in Raleigh, North Carolina.

         Joseph A. Leone. Dr. Leone has served as a director of the Company and Local Oklahoma since 1973. Since 1987, Dr. Leone has served as managing partner with MBI, Inc., a limited partnership which owns several commercial real estate properties located within Oklahoma. From 1978 through 1987, Dr. Leone served as Executive Vice Chancellor and Chancellor of the Oklahoma State System of Higher Education.

         Jan A. Norton. Mr. Norton was elected as a director of the Company and Local Oklahoma immediately upon consummation of the private placement. At the same time, Mr. Norton became President of the Company and Local Oklahoma. Mr. Norton served as President of Green Country Bank, FSB, from May 1994 to February 1998.

         J. David Rosenberg. Mr. Rosenberg is a practicing attorney and has been a partner of Keating, Muething & Klekamp, a Cincinnati, Ohio law firm, since prior to 1992. Mr. Rosenberg was elected as a director of the Company in February 1998.

         Edward A. Townsend. Mr. Townsend was elected as a director of the Company and Local Oklahoma immediately upon consummation of the private placement. At the same time, Mr. Townsend became Chairman and Chief Executive Officer of the Company and Local Oklahoma. From April 1994 to February 1998, Mr. Townsend served as Chairman and Chief Executive Officer of Green Country Bank, FSB, and Chief Executive Officer of its parent corporation, Green Country Banking Corporation. From January 1993 through March 1994, he served as Senior Vice President of Stifel, Nicolaus & Company, an investment banking firm located in St. Louis, Missouri. From October 1988 through September 1992, Mr. Townsend served as Chairman and President of Local Federal Bank, FSB. From 1967 to 1987, Mr. Townsend was employed in various positions at First National Bank and later InterFirst Corporation, both in Dallas, Texas.

SERVICE ON THE BOARD

         Board Meetings and Committees. The Board of Directors held six meetings in 1998. Management also periodically conferred with directors between meetings regarding Company affairs. During 1998, all directors attended 75% or more of the total aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which they served.

         The Audit Committee is currently composed of Dr. Joseph A. Leone and Mr. Kenneth W. Townsend. It met five times in 1998 with all members attending 75% or more of these meetings. The Audit Committee recommends to the whole Board of Directors the selection of independent certified public accountants to audit annually the books and records of the Company, reviews the activities and report of the independent certified public accountants, and reports the results of the review to the whole Board of Directors. The Audit Committee also monitors the internal controls of the Company.

         The Compensation and Retirement Committee is currently composed of Dr. Joseph A. Leone, Chairman, Mr. Andrew M. Coats and Mr. Gene C. Howard. It met seven times in 1998 with all members participating. It sets the compensation levels of the Chief Executive Officer and the President, establishes a general framework for the short-term incentive program and administers Local Oklahoma's defined benefit pension plan.

         The Board has not delegated its functions to any other standing committees, and thus has not created executive, nominating or other similar committees.

         Director Compensation. The Company pays its non-employee directors a quarterly retainer of $2,500. Those directors who are also a director of Local Oklahoma receive a per meeting fee of $500 (which includes telephonic board meetings) for service as a bank director. The Company reimburses all ordinary and necessary expenses incurred in the conduct of the its business. Non-employee committee members receive $300 per committee meeting. Mr. George P. Nigh also serves as public relations consultant to Local Oklahoma, for which he receives $48,000 per year, an office and an automobile allowance.

         Liability of Directors and Officers and Indemnification. As permitted by the Delaware General Corporation Law (the "DGCL"), the Company's Certificate of Incorporation eliminates in certain circumstances the monetary liability of the directors for a breach of their fiduciary duty. These provisions do not eliminate the liability of a director for (i) a breach of the director's duty of loyalty to the Company or its Stockholders, (ii) acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability arising under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL) or (iv) any transaction from which the director derived an improper personal benefit. In addition, these provisions do not eliminate the liability of a director for violations of Federal securities laws, nor do they limit the rights of the Company or its Stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

         The Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if the Board of Directors determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. The Bylaws and the DGCL further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Certificate of Incorporation, the Bylaws, any agreement, vote of Stockholders or disinterested directors or otherwise.

                   OTHER INFORMATION ABOUT DIRECTORS, OFFICERS
                            AND CERTAIN STOCKHOLDERS

BENEFICIAL OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 28, 1999, by
(i) each director of the Company, (ii) each named executive officer in the Summary Compensation Table, (iii) each person known or believed by the Company to own beneficially five percent or more of the Common Stock and (iv) all directors and executive officers as a group. Unless indicated otherwise, each person has sole voting and dispositive power with respect to such shares.



                                                                     BENEFICIAL OWNERSHIP(1)
              NAME OF DIRECTOR, EXECUTIVE OFFICER                 -----------------------------
              OR STOCKHOLDERS HOLDING 5% OR MORE,                 NUMBER OF SHARES      PERCENT
              -----------------------------------                 ----------------      -------

        Boston Partners Asset Management, L.P.                         1,850,300             9.0
        100 Drakes Landing, #360
        Greenbrae, CA  94904-3122

        Financial Stocks Inc.                                          1,842,300             9.0
        5070 Carew Tower
        441 Vine St.
        Cincinnati, Ohio  45202

        Continental Casualty Company                                   1,600,000             7.8
        CNA Plaza
        Chicago, Illinois 60685

        Thomson Hortstmann & Bryant, Inc.                              1,471,000             7.2
        Park 80 West Plaza Two
        Saddle Brook, New Jersey  07663

        Cramer Rosenthal McGlynn, LLC                                  1,160,000             5.7
        707 Worchester Ave.
        White Plains, New York  10604

        Edward A. Townsend(2)                                            581,647             3.0

        Jan A. Norton(2)                                                 126,455              --*

        Robert A. Kotecki(3)                                             173,200              --*

        J. David Rosenberg(4)                                             82,000              --*

        Joseph A. Leone(4)                                                 7,000              --*

        Kenneth W. Townsend(4)                                             4,500              --*

        George P. Nigh(4)                                                  4,500              --*

        Andrew M. Coats(4)                                                 3,880              --*

        Robert L. Vanden(4)                                                7,000              --*

        James N. Young(4)                                                  4,000              --*

        Christopher C. Turner(4)                                           6,000              --*

             All directors and named executive
               officers as a group (11 persons)                        1,000,182             5.0


--------------
*     Less than one percent.

     (1) Shares of Common Stock that are not outstanding but that can be acquired by a person upon exercise of an option within 60 days are included in computing the percentage for such person, but are not included in computing the percentage for any other person.

     (2) The number and percentage of shares for Mr. Townsend include 270,547 shares and for Mr. Norton include 101,455 shares under presently exercisable stock options.

     (3) The number of shares for Mr. Kotecki includes 125,000 shares under a presently exercisable stock warrant. Mr. Kotecki is a Managing Director of Friedman Billings, Ramsey & Co., Inc., which received stock warrants from the Company for acting as its placement agent. See "Certain Transactions" below.

     (4) The number shares for the following persons includes presently exercisable stock options in the amounts shown below.


     NAME                                                   OPTION SHARES
     ----                                                   -------------

     Andrew M. Coats                                             2,000
     Joseph A. Leone                                             2,000
     George P. Nigh                                              2,000
     J. David Rosenberg                                          2,000
     Kenneth W. Townsend                                         2,000
     Robert L. Vanden                                            5,000
     James N. Young                                              4,000
     Christopher C. Turner                                       5,000

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid or accrued to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company, including officers of Local Oklahoma (the five are sometimes called the "named executive officers") for services performed in 1998, 1997 and 1996.

Summary Compensation Table



                                                                                   LONG TERM
                                                                                    COMPEN-
                                                                                    SATION
                                                    ANNUAL COMPENSATION(1)          AWARDS
                                             ------------------------------------  ---------
                                                                         OTHER                 ALL OTHER
                                                                         ANNUAL                 COMPEN-
            NAME AND                                                     COMPEN-    OPTIONS     SATION
       PRINCIPAL POSITION          YEAR      SALARY($)    BONUS($)      SATION(2)   (#)(3)      ($)(4)
------------------------------     ----      ---------    --------      ---------  ---------   ---------

Edward A. Townsend, Chief          1998      320,000      175,000           --      811,640           --
Executive Officer(5)               1997      100,711           --           --           --      100,000

Jan A. Norton                      1998      240,000      160,000           --      304,365           --
President(5)                       1997       75,533           --           --           --       50,000

Robert L. Vanden                   1998      225,000      175,000           --       25,000           --
Executive Vice President           1997      212,502      175,000           --           --           --
                                   1996      175,000      140,000           --           --           --

James N. Young                     1998      136,347      100,000           --       25,000       25,858
Executive Vice President(5)

Christopher C. Turner              1998      149,000       50,000           --       25,000           --
Executive Vice President           1997      118,503       30,000           --           --           --
                                   1996       91,252       35,000           --           --           --

--------------
(1) Amounts shown include cash and non-cash compensation earned and received by the named executive officers as well as amounts earned but deferred at their election.

(2) The Company provides various perquisites to certain employees including the named executive officers. In each case, the aggregate value of the perquisites provided to the named executive officers did not exceed the lesser of $50,000 or 10% of such named executive officers' annual salary and bonus.

(3) The options in this column were originally granted in 1997 and were replaced by options granted under the 1998 Plan. See "Compensation and Retirement Committee Report - Long-Term Incentive Compensation".

(4) Amounts under this column reflect moving expense/housing allowance paid when these named executive officers began their service with the Company. See "Employment Agreements" below.

(5) Mr. Townsend and Mr. Norton became executive officers of the Company in September 1997. Mr. Young became an executive officer of the Company in February 1998. They were not employed by the Company or its subsidiaries during the two years prior to that time.

STOCK OPTIONS GRANTED IN 1998

         The following table sets forth information concerning the grant of stock options during 1998 to the named executive officers.


                              INDIVIDUAL GRANTS
           ---------------------------------------------------------
                                                                                      POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF     % OF TOTAL                                  ASSUMED ANNUAL RATES OF STOCK
                            SECURITIES     OPTIONS                                      PRICE APPRECIATION FOR
                            UNDERLYING     GRANTED                                          OPTION TERMS(1)
                              OPTIONS     EMPLOYEES       EXERCISE     EXPIRATION      --------------------------
           NAME            GRANTED(#)(2)   IN 1998      PRICE ($/SH)     DATE(2)         5%($)           10%($)
           ----            -------------  ----------    ------------   -----------     ----------      ----------

Edward A. Townsend            811,640        60.8           10.00        9/23/08        5,104,360      12,935,451

Jan A. Norton                 304,365        22.8           10.00        9/23/08        1,914,135       4,850,794

Robert L. Vanden               25,000         1.9           10.00        9/23/08          157,224         398,436

James N. Young                 25,000         1.9           10.00        9/23/08          157,224         398,436

Christopher C. Turner          25,000         1.9           10.00        9/23/08          157,224         398,436


--------------

(1) The assumed annual rates of increase are based on an annually compounded increase of the exercise price through the ten year option term.

(2) The options in this column were originally granted in 1997 and were replaced by options granted under the 1998 Plan. See "Employment Agreements" regarding Mr. Townsend and Mr. Norton and "Compensation and Retirement Committee Report - Long-Term Incentive Compensation".

STOCK OPTION HOLDINGS

         The following table sets forth the number of unexercised options held by named executive officers as of December 31, 1998.



                                                      NUMBER OF UNEXERCISED
                                                      OPTIONS AT 12/31/98(1)
                                               ----------------------------------
       NAME                                     EXERCISABLE         UNEXERCISABLE
------------------                             --------------       -------------

Edward A. Townsend                                 270,547             541,093
Jan A. Norton                                      101,455             202,910
Robert L. Vanden                                     5,000              20,000
James N. Young                                       4,000              21,000
Christopher C. Turner                                5,000              20,000


--------------

(1) These options are exercisable at $10.00 per share.

RETIREMENT PLAN

         Local Oklahoma has a defined benefit pension plan ("Retirement Plan") for all salaried and hourly employees who have completed one year of service with Local Oklahoma, its subsidiaries and any acquired company. In general, the Retirement Plan provides a benefit at an employee's "Normal Retirement Age" (age
65) according to the following formula: (a) 1.0% of Average Monthly Compensation times Years of Credited Service, plus (b) 0.65% of Average Monthly Compensation in excess of Covered Compensation, times years of Credited Service up to 35 years. "Average Monthly Compensation" equals the highest average of an employee's basic rate of compensation for any five consecutive plan anniversaries (July 1st) preceding retirement. "Covered Compensation" is the average annual compensation with respect to which Social Security retirement benefits would be provided at Social Security retirement age.

         During the year ended December 31, 1998, Local Oklahoma did not make a contribution to the Retirement Plan, as the plan was adequately funded and subject to the IRS "Full Funding Limitation." When subject to the Full Funding Limitation, no contribution is either required or deductible.

         The following table illustrates annual pension benefits for retirement at age 65 under various levels of compensation and years of Credited Service.



                                                      YEARS OF CREDITED SERVICE
                        --------------------------------------------------------------------------------------
   FINAL AVERAGE
   COMPENSATION                15                20               25                30                35
   -------------               --                --               --                --                --

         $ 80,000            $16,943          $22,590           $28,238          $33,886          $39,533
           90,000             19,418           25,890            32,363           38,836           45,308
          100,000             21,893           29,190            36,488           43,786           51,083
          110,000             24,368           32,490            40,613           48,736           56,858
          120,000             26,843           35,790            44,738           53,686           62,633
          140,000             31,793           42,390            52,988           63,586           74,183
          160,000             36,248           48,495            60,743           72,991           85,238
          180,000             40,208           54,105            68,003           81,901           95,798
          200,000             44,168           59,715            75,263           90,811          106,358
          220,000             48,128           65,325            82,523           99,721          116,918

         The figures in the above table assume that the Retirement Plan continues in its present form and that the participants elect a 10-year certain and life annuity form of benefit.

         The maximum annual compensation which may be taken into account under the Code (as adjusted from time to time by the IRS) for calculating benefits and contributions under qualified defined benefit plans currently is $160,000 and the maximum annual benefit permitted under such plans currently is $125,000.

         The pension benefits listed in the table are not subject to any deduction for Social Security or other offset amounts.

         At December 31, 1998, Messrs. Townsend, Norton, Vanden, Turner and Young had 5, 1, 8, 18 and 1 years of Credited Service, respectively, under the Retirement Plan. Some of Mr. Townsend's years of Credited Service result from his prior employment by Local Federal Bank, FSB, from 1988 through 1992.

COMPENSATION AND RETIREMENT COMMITTEE REPORT

         Background. In September 1997, the Company completed a $277 million private placement of its senior notes and common stock and redeemed all of the capital stock of the Company's prior stockholders. At the time of the private placement and redemption, the Company installed new management, including Edward
A. Townsend as Chief Executive Officer and Jan A. Norton as President. The Company subsequently registered the senior notes and common stock, which began trading on the American Stock Exchange on April 22, 1998. When new management assumed control of the Company, the Company entered into employment agreements with its CEO and President. These employment agreements generally established base salaries and provided for the grant of stock options. The Board of Directors adopted the 1997 Stock Option Plan and granted stock options to certain other key executive and senior officers. It also formed the Compensation and Retirement Committee (the "Committee") and delegated to it certain matters regarding executive compensation. The Committee is composed of one non-employee director of the Company and two non-employee directors of Local Oklahoma. In November 1998, the Board replaced the 1997 Plan with the 1998 Stock Option Plan and replaced the previously granted options with options under the 1998 Plan (all of which is subject to shareholder approval).

         Compensation Approach. The Committee sets the compensation levels of the Chief Executive Officer and the President, establishes a general framework for the short-term incentive program and administers the long-term incentive programs. It uses a set of guiding principles, which are designed to align executive compensation with management's execution of business strategies and initiatives as well as the achievement of long-term financial performance and growth in stockholder values. The principles are as follows:

o The Company's salaries must be competitive with comparable banking institutions with which the Company competes for highly qualified and experienced executive and senior officers. The Committee relies on its members' knowledge of other comparable banking institutions, and may retain outside consultants for advice, to ensure executive salaries are competitive.

o The Company maintains annual incentive programs sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

o The Company provides significant equity-based incentives for executive and senior officers and other key employees to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities as stockholders as well as employees.

         Future compensation will be closely tied to performance and its impact on the growth in stockholder value. The primary components of executive compensation are base salary, short-term cash incentives and long-term equity incentives.

         Base Salary. The Company understands that base salaries must remain in a competitive range to retain capable management. Minimum base salaries for the Chief Executive Officer and the President are fixed by agreements. The Committee reviews these salary levels annually based on a subjective mix of the Company's performance, the executive's experience and contributions, and the levels of compensation received by similarly situated executives at comparable companies, and may increase (but not decrease) the base salaries if the Committee deems an increase is warranted. The salaries of the other executive and senior officers are established by the CEO, who evaluates these salaries in relationship to the base salaries of the CEO and President and to their respective levels of responsibility and contributions to the Company and based on the other criteria described by the Committee in this report. The beliefs of the CEO and the Committee regarding base salary levels are based on their collective knowledge and on formal compensation surveys. Annual adjustments are made to maintain base salaries at levels competitive with comparable companies and to maintain an equitable relationship between the base salaries of executive and senior officers and overall merit increases for the Company's other employees. In the case of an executive or senior officer joining the Company, base salaries are also determined as one component of a total compensation package that is competitive with compensation granted by that officer's prior employer and/or other opportunities available to that officer.

         Annual Incentive Compensation. The Company provides annual incentive compensation in the form of bonuses. For bonuses paid to the CEO and the President, the Committee assesses incentives accorded to comparable positions in other companies, the reporting of pre-tax profits for the year and limitations on the size of the bonus in relationship to the executive's base salary. It analyzes the bonus amount in relationship to the Company's broader corporate performance, its targeted growth objectives, and its results of operations. It also analyzes the bonus amount for the CEO and the President in relationship to the individual officer's responsibilities and his importance to the Company's operating strategy. For bonuses other than those paid to the CEO and the President, the CEO applies similar criteria to establish bonus amounts for the other executive and senior officers.

         Long-Term Incentive Compensation. The Company provides long-term incentive compensation primarily in the form of stock options under its 1998 Stock Option Plan. The 1998 Plan provides for awards of up to 1,720,370 shares of the Company's common stock. In 1997, the Company issued options covering 811,640 and 304,365 shares, respectively, to its Chief Executive Officer and the President to satisfy requirements under their employment agreements. These options were exercisable at $10.00 per share, which reflected issue price of the common stock in the private placement. In September 1998, the Company replaced these earlier options with stock options issued under the 1998 Plan. The replacement options cover the same number of shares, have the same exercise price and have substantially similar terms as the earlier options.

         The Company also issued replacement options covering 158,000 shares to 24 of its executive and senior officers and options covering 10,000 shares to each of six non-employee directors. Like the options granted to the CEO and President, these replacement options have an exercise price of $10.00 per share. The $10.00 exercise price was higher than the market price of the common stock at the time of grant, but lower than the $11.75 per share exercise price of the earlier options. Therefore, all options granted to date under the 1998 Plan are exercisable at a price equal to that received from shares sold in the private placement. The Company issued these replacement options at $10.00 per share to equalize the exercise prices payable by the holders with the prices payable by the CEO and President. Initial stock option awards for executive and senior officers are individually determined at or prior to employment at levels that are designed to attract qualified executive and senior officers and in certain cases to be competitive with options granted by their prior employers. The Company granted the 1997 options for a substantial amount of the available shares to achieve an immediate and significant alignment of management and stockholder interests. Prior to the redemption, senior management had no equity interest in the Company.

         Management receives value from option grants only if the common stock appreciates over the long term. The amount of individual option grants is determined based in part on competitive practices at comparable companies and on the Company's philosophy of significantly linking executive compensation with stockholder interests. In determining the size of individual grants, the Company also considers the number of shares subject to options previously granted to each executive or senior officer, including the number of shares that have vested and that remain unvested. The Company believes that option grants to its management are comparable to the average range for similarly situated companies.

         Section 162(m) of the Code limits the Company to a deduction for Federal income tax purposes of no more than $1 million of compensation paid to certain officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. Gains recognized upon exercise of non-qualified options are treated as compensation under the Code, and may be subject to this limitation. The stock options granted to the CEO and the President under the Company's 1998 Plan could result in compensation of more than $1 million (depending on the market performance of the common stock). The Company is uncertain whether compensation resulting from such options will be treated as "performance-based" under the Treasury regulations promulgated under Section 162(m) of the Code.

         For additional information regarding options awards, see the compensation tables preceding this report.

         Corporate Performance and Chief Executive Officer Compensation. Edward
A. Townsend became Chief Executive Officer in September 1997. Under his employment agreement, Mr. Townsend's annual base salary is $320,000 through September 8, 2001. In addition, Mr. Townsend was granted an option to purchase 811,640 shares of the Company's common stock under the 1997 Plan at an exercise price of $10.00. The agreement provides that the Company may increase, but not decrease, his base salary during the term of the agreement and also provides for bonuses in amounts to be determined by the Board of Directors (or the Committee). The agreement was approved by the disinterested members of the Board of Directors. No bonuses were conferred in 1997.

         In 1998, the Board replaced Mr. Townsend's 1997 options with similar options under the newly adopted 1998 Plan and awarded a cash bonus. The replacement options cover a like number of shares and have the same exercise price. The principal difference between the 1997 options and the 1998 replacement options was that a portion of the former options were incentive options while the latter options are all non-qualified under the Code. To compensate Townsend for the additional tax burdens of the non-qualified options (and in recognition of the tax benefits to be received by the Company), the replacement options also include stock appreciation rights and tax gross-up provisions. In granting these replacement options, the Board believed that the replacement options offered greater overall benefits to the Company and Townsend from a financial and tax standpoint than did the earlier options.
Mr. Townsend's bonus for 1998 was $175,000.

         In approving the amounts of cash compensation and stock options, the Board considered Mr. Townsend's experience as an executive officer in the banking industry, his structuring and implementation of the Company's private placement, redemption and recapitalization, and his efforts in revamping the Company's operating strategy and the success of that strategy to date, as reflected in the Company's steadily increasing earnings. The Board believes the amount of the cash compensation and the stock option grant is comparable to the compensation packages of similarly situated chief executive officers in the banking industry and further believes that the size of the stock option grant was appropriate in order to align Mr. Townsend's total compensation with the performance of the Company and, ultimately, the interests of the stockholders.

         The stock option grant to Mr. Townsend is the most significant component of his compensation package. Its value is contingent on Company performance and the realization of stockholder value. The Company remains committed to a philosophy of pay for performance.

Dated:  January 27, 1999                                    The Compensation and
                                                         Retirement Committee of
                                                     Local Financial Corporation

                                                   Dr. Joseph A. Leone, Chairman
                                                              Mr. Gene C. Howard
                                                             Mr. Andrew M. Coats

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No executive officer or employee of the Company participated in Board decisions about executive compensation. No member of the Board and no employee of the Company serves or has served on the compensation committee (or board of directors of a corporation lacking a compensation committee) of a corporation employing a member of the Board.

EMPLOYMENT AGREEMENTS

         The Company and Local Oklahoma (the "Employers") have entered into employment agreements with Mr. Edward A. Townsend and Mr. Jan A. Norton (the "Executives"). Under such employment agreements, the Employers will employ the Executives for a term of three years, which term shall be extended each year beginning at the end of the first anniversary of the effective date for a successive additional one-year period upon approval of the Employers' Board of Directors, unless either party elects, not less than 60 days prior to the annual anniversary date, not to extend the employment term. In addition, the annual base salaries for Messrs. Townsend and Norton will be $320,000 and $240,000, respectively, which is to be paid in monthly installments. The employment agreements further provide each of the Executives with the same employee benefits that are provided by Local Oklahoma to executive employees generally, provide for vacation and participation in Local Oklahoma's benefit plans, membership in a golf and country club in Oklahoma City, an automobile of a type and kind comparable to that which Local Oklahoma provides to its other executive officers, and a one time moving/housing allowance of $100,000 and $50,000 to Messrs. Townsend and Norton, respectively.

         Each of the foregoing employment agreements are terminable with or without cause by the Employers. The Executives will have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination or termination by the Employers for cause. The employment agreements provide for benefits comparable to those of the severance agreements described below if the employment agreements are terminated by the Employers other than for cause or as a result of the Executive's death or disability.

SEVERANCE AGREEMENTS

         Local Oklahoma has entered into severance agreements with Mr. Robert L. Vanden, Mr. James N. Young and Mr. Christopher C. Turner to encourage their continued employment. Local Oklahoma also has entered into severance agreements with three other executive officers and amended the employment agreements of Mr. Edward A. Townsend and Mr. Jan A. Norton to add comparable severance provisions. These agreements provide for certain severance benefits if the executive's employment is terminated by Local Oklahoma without "cause" or by the executive for "good reason" (as those terms are defined in the severance agreements). Upon such termination of employment, the executive will be entitled to receive a lump sum severance payment equal to the executive's base salary. In addition, any vesting or other restrictions on the executive's stock options or other equity compensation benefit shall lapse and the option shall become immediately exercisable. Each severance agreement has a three-year term, which can be extended for up to two years after a change of control.

CERTAIN TRANSACTIONS

         Loans to Directors and Officers. Local Oklahoma provides loans to its directors and officers in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans do not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 1998, and combining all loans to directors and executive officers in excess of $60,000, Local Oklahoma had an amount outstanding of $716,063. This amount represented 0.6% of the Company's consolidated stockholders' equity as of that date.

         Investment Banking Arrangements. Friedman Billings, Ramsey & Co., Inc. ("FBR") acted as the placement agent for the Company in its 1997 sale of $197.0 million of common stock and $80.0 million of senior notes. For its services, FBR received placement fees of approximately $18.2 million, reimbursement of its out-of-pocket expenses, including legal fees, and indemnification against certain liabilities, including those under the securities laws. FBR also received warrants to purchase 591,000 shares at $10.00 per share, which equals the per share price of the common stock in the private placement. FBR has the right to cause the shares underlying these warrants to be registered for public sale. In addition, the Company retained FBR as its exclusive financial advisor in connection with various transactions, such as mergers, acquisitions, securitizations and tender offers, as well as capital markets financing for an initial period ending September 1999. It has received fees totaling $75,000 for these services. Mr. Robert A. Kotecki, a director of the Company, is a Managing Director of FBR and the recipient of warrants assigned to him from FBR covering 125,000 shares of the Company's common stock.

         Acquisition of Green Country. On February 16, 1998, the Company acquired Green Country Banking Corporation in a merger for 837,209 shares of its common stock. The shares were issued to three Green Country stockholders, two of whom were Mr. Edward A. Townsend and Mr. Jan A. Norton, the Chairman and Chief Executive Officer and the President of the Company, respectively. Mr. Townsend received 415,027 shares and Mr. Norton received 29,052 shares in the merger. Under an agreement with the three Green Country stockholders, FBR purchased simultaneously 115,027 shares from Mr. Townsend, 4,052 shares from Mr. Norton and 273,130 shares from the third stockholder at $10.75 per share. The Company also agreed to register the shares issued in the merger for public sale. FBR acted as the Company's financial advisor in the merger and issued its fairness opinion to the Company.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         The Company is aware of the following filings and transactions that were not reported timely in 1998:


                                  NUMBER OF                NUMBER OF
      NAME                       LATE REPORTS        TRANSACTIONS AFFECTED
      ----                       ------------        ---------------------

Edward A. Townsend                   1                        1
Robert A. Kotecki                    1                        1
Robert L. Vanden                     1                        2
Richard L. Park                      1                        2
William C. Lee                       2                        2
Harold A. Bowers                     2                        1
James N. Young                       3                        4


In addition to the above transactions, Edward A. Townsend, Jan A. Norton, George
P. Nigh, Dr. Joseph A. Leone, Kenneth W. Townsend, J. David Rosenberg, Robert L. Vanden, Christopher C. Turner, Richard L. Park, William C. Lee, Harold A. Bowers and James N. Young received replacement stock options in September 1998, which were reported on late Form 5's filed April 2, 1999.

         The Company became subject to the Section 16(a) filing requirements in April 1998. Since compiling the information required for this disclosure, the Company has taken steps to improve its Section 16(a) compliance program so that it will not again experience the number of late filings or omitted reports reflected above. Except as disclosed above, the Company believes that its officers, directors and greater than ten percent beneficial owners have complied with all other Section 16(a) filing requirements during the year ended December 31, 1998.


                                             ITEM 2
                                     1998 STOCK OPTION PLAN

         On September 23, 1998, the Company's Board of Directors adopted the Local Financial Corporation 1998 Stock Option Plan (the "1998 Plan"). Under the 1998 Plan, the Company may grant to eligible employees incentive and non-qualified stock options and stock appreciation rights. The Board adopted the 1998 Plan to align the interest of its executive management with those of the Company's Stockholders by providing incentives that are directly linked to the profitability of the Company's business and increases in Stockholder value. The Company's ability to issue incentive stock options is subject to approval by the Company's Stockholders. The 1998 Plan will form an important part of the Company's overall compensation program, and your Board of Directors recommends a vote "for" this proposal.

         The following summary of the main features of the 1998 Plan is qualified in its entirety by the complete text of the 1998 Plan, copies of which may be obtained by making a written request to the Company's Secretary and will be available at the Annual Meeting.

ELIGIBILITY

         The Company's Chief Executive Officer, its President, its directors and directors of its subsidiaries, and other executive and senior management are eligible for awards under the 1998 Plan. At present, the Company has granted stock options covering 1,460,005 shares of its Common Stock to 36 officers, four directors (excluding the Chief Executive Officer and President, who are also directors) and three directors of Local Oklahoma. The option exercise prices of the options presently outstanding are at $10.00 per share. The Company has granted these options believing that the participants are responsible for or contribute to the management, growth and long-term profitability and value of the Company.

ADMINISTRATION

         The 1998 Plan provides for administration by the Board of Directors or a committee appointed by the Board and composed of at least two non-employee members of the Board. The Board has not yet delegated the 1998 Plan's administration to a committee, but may do so following the Annual Meeting and the election of an additional non-employee director.

         Subject to the express provisions of the 1998 Plan, the Board has broad authority to administer and interpret the 1998 Plan. It can determine who is eligible to participate in the 1998 Plan and to which of such persons, and when, awards are to be granted under the 1998 Plan, the number of shares of Common Stock subject to awards and the exercise price of such shares under an award, the extent of satisfaction of any performance goals applicable to awards, the terms of the agreements evidencing awards made under the 1998 Plan, and such other determinations deemed necessary or advisable for the administration of the 1998 Plan.

STOCK SUBJECT TO THE 1998 PLAN

         The aggregate number of shares of the Company's Common Stock that can be issued under the 1998 Plan may not exceed 1,720,370 shares. Presently outstanding options cover 1,460,005 shares, and 260,365 shares remain available for issuance under the 1998 Plan. The Plan limits the number of non-qualified stock options that may be granted to non-employee directors of the Company to no more than five percent of the shares eligible for grant under the Plan. The Board of Directors will adjust the number of shares under the 1998 Plan and under outstanding awards if the Company's Common Stock is affected through a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than routine cash dividends) or other distribution, stock split, spin-off or sale of substantially all of the Company's assets. For purposes of calculating the aggregate number of shares issued under the 1998 Plan, only the number of shares of Common Stock actually issued upon exercise, vesting or settlement of an award and not returned to the Company upon cancellation, expiration or forfeiture of an award or in payment or satisfaction of the purchase price, exercise price or tax withholding obligation of an award shall be counted.

AWARDS

         The 1998 Plan authorizes the grant and issuance of the following types of awards: stock options (both incentive and non-qualified) and associated stock appreciation rights:

         Stock Options. Subject to the express provisions of the 1998 Plan and as discussed in this paragraph, the Board has discretion to determine the vesting schedule of options, the events causing an option to expire, the number of shares subject to any option, the restrictions on transferability of an option, and such further terms and conditions, in each case not inconsistent with the 1998 Plan, as may be determined from time to time by the Board. No option granted to a participant subject to Section 16 of the Securities Exchange Act of 1934 shall become exercisable within six months from the date it was granted. A participant subject to Section 16 is generally a director, executive officer or Stockholder having 10% or more of the Common Stock. Options granted under the 1998 Plan may be either incentive stock options ("Incentive Stock Options") qualifying under Section 422 of the Internal Revenue Code (the "Code") or options which are not intended to qualify as Incentive Stock Options ("Non-qualified Options").

         The 1998 Plan does not fix the exercise price for options. The Code requires that options qualifying as Incentive Stock Options must have an exercise price of at least 100% of the fair market value of the Company's Common Stock on the date the option is granted. The Board has further determined that any Non-qualified Options granted under the 1998 Plan will have an exercise price of at least 100% of the fair market value of the Company's Common Stock on the date the option is granted. All options previously granted under the 1998 Plan have had exercises prices that were at least 100% of the fair market value of the Company's Common Stock on the date the option was granted. The Company may make exceptions to its policy, such as in the case of granting new options in assumption and substitution of old options held by employees of a company acquired by the Company. To match the value of the old options, the exercise price of the new options may be above or below the fair market value of the Company's Common Stock on the date the new option is granted. In addition, if a participant is required to pay or forego cash compensation prior to receiving an option, the Board may reduce the aggregate exercise price of the option by the amount paid or foregone.

         Stock Appreciation Rights. The Board may grant at any time a stock appreciation right relating to an option. Upon the exercise of a stock appreciation right, the holder is entitled to receive a cash payment equal to the excess of the fair market value of a share of Common Stock or the offer price per share of Common Stock, whichever is higher, over the option price of the related option.

TRANSFERABILITY OF AWARDS

         The Board is responsible for determining the transferability of awards. Generally, awards granted under the 1998 Plan may not be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or the laws of descent and distribution. In addition, the Board may permit the transfer of non-qualified stock options to a holder's immediate family members, whether directly or through family trusts or partnerships.

"CASHLESS EXERCISES" AND FINANCING

         The Board may provide financing to participants on such terms as the Board determines in a principal amount sufficient to pay the exercise or purchase price under, and the taxes due with respect to, awards under the 1998 Plan. The majority of currently outstanding options provide that the participant may satisfy his or her option exercise price or tax withholding amounts by tendering shares of Common Stock or exercisable options for Common Stock. The shares of Common Stock or exercisable options for Common Stock are valued based on the previous days' closing trading price. In the case of exercisable options, the credited value is the excess of the trading price over the exercise price.

AMENDMENTS AND TERMINATION

         The Board of Directors may alter, amend, suspend or terminate the 1998 Plan, except that, unless otherwise approved by the Company's Stockholders, no such action may increase the total number of shares available for awards, reduce the minimum permissible exercise price, extend the ten-year duration of the 1998 Plan, or alter the class of employees eligible to receive awards under the 1998 Plan. No option granted under the 1998 Plan shall have a term of more than ten years from the date it is granted, and no awards shall be granted pursuant to the 1998 Plan after September 23, 2008 (the tenth anniversary of the 1998 Plan's adoption).

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS

         The following is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws related to options under the 1998 Plan. This summary is not intended to be exhaustive and among other things, does not describe state or local tax consequences.

         Tax Deductibility and Section 162(m). Any payments of cash, shares of Common Stock or other property in the nature of a dividend that an employee receives in connection with an award are included in income in the year received or made available to the employee without substantial limitations or restrictions. Generally, the Company will be entitled to deduct the amount the employee includes in income as a business expense in the year of payment.

         Section 162(m) places a $1 million annual limit on the deductible compensation of certain executives of publicly traded corporations. The limit, however, does not apply to "qualified performance-based compensation". It is uncertain whether any of the presently outstanding options would qualify for the performance-based compensation exception to the deductibility limit.

         Non-qualified Options. The holder of a Non-qualified Option does not recognize income at the time the option is granted. When the Non-qualified Option is exercised, the holder recognizes ordinary income equal to the difference between the fair market value on the exercise date of the number of shares of Common Stock issued and their exercise price. The Company receives a deduction equal to the amount of ordinary income recognized by the holder. The holder's basis in the shares acquired upon exercise of an option is equal to their exercise price plus the ordinary income recognized upon exercise. Upon subsequent disposition of the shares, the holder will recognize capital gain or loss, which will be short-term or long-term, depending upon the length of time the shares were held since the date the Non-qualified Option was exercised. In recognition of the deduction the Company receives upon a holder's exercise, the Company may undertake to pay the holder an amount equal to his or her income tax liability.

         Incentive Stock Options. In general, the holder of an Incentive Stock Option will not be subject to tax at the time the Incentive Stock Option is granted or exercised. However, the excess of the fair market value of the shares of Common Stock received upon exercise of the Incentive Stock Option over their exercise price is potentially subject to the alternative minimum tax. Upon disposition of the shares acquired upon exercise of an Incentive Stock Option, long-term capital gain or loss will be recognized in an amount equal to the difference between the sales price and the aggregate exercise price for those shares, provided that the holder has not disposed of the shares within two years of the date the Incentive Stock Option was granted or within one year from the date the Incentive Stock Option was exercised. If the holder disposes of the Shares without satisfying both of the foregoing holding period requirements (a "Disqualifying Disposition"), the holder will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the option exercise price and the lesser of the fair market value of the shares on the date the Incentive Stock Option is exercised or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending upon how long the shares have been held. The Company is not entitled to a tax deduction upon either the exercise of an Incentive Stock Option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the holder recognizes ordinary income in a Disqualifying Disposition.

         Special Rules. To the extent a holder pays all or part of the option exercise price of a Non-qualified Stock Option by tendering shares of Common Stock already owned by the holder, the tax consequences described above apply except that the number of shares received upon such exercise which is equal to the number of shares surrendered in payment of the option exercise price shall have the same basis and tax holding period as the shares surrendered. If the shares of Common Stock surrendered had previously been acquired upon the exercise of an Incentive Stock Option, the surrender of such shares may be a Disqualifying Disposition if the holding period requirements described above have not been satisfied with respect to such shares at the time of such exercise. The additional shares of Common Stock received upon such exercise have a tax basis equal to the amount of ordinary income recognized on such exercise and a holding period which commences on the date of exercise. Under proposed Treasury regulations, if a holder exercises an Incentive Stock Option by tendering shares previously acquired on the exercise of an Incentive Stock Option, a Disqualifying Disposition may occur if the holding period requirements described above have not been satisfied with respect to such shares at the time of such exercise, and the holder may recognize income and be subject to other basis allocation and holding period requirements.

STOCKHOLDER APPROVAL

         The affirmative vote of a majority of shares of Common Stock present and entitled to vote at the Annual Meeting is required to enable the grant of Incentive Stock Options under the 1998 Plan. If the 1998 Plan does not receive a majority vote, the presently outstanding Incentive Stock Options will become Non-qualified Options and no further Incentive Stock Options will be issued.

          YOUR BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL


                                     ITEM 3
                            RATIFICATION OF AUDITORS

         On the recommendation of the Audit Committee, the Board of Directors appointed KPMG, LLP, independent certified public accountants, to audit the consolidated financial statements of the Company for the year ended December 31, 1999. The Company is advised that no member of KPMG, LLP, has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Ratification of the Board's appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the Annual Meeting.

          THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.

         If the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative from KPMG, LLP, is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement, and will be available to respond to appropriate questions.

PERFORMANCE GRAPH

         The following graph compares the market values of the Company's Common Stock to the AMEX US Index and the SNL AMEX Thrift Index. The graph assumes an investment of $100 on April 22, 1997 (the date the Common Stock began trading), and that all dividends were reinvested and are weighted on a market capitalization basis.




    GRAPH DOLLAR VALUES             4/22/97    4/30/98   6/30/98    8/31/98   10/31/98  12/31/98
    -------------------             -------    -------   -------    -------   --------  --------

Local Financial Corporation           100       91.8      94.6       62.7      65.9       65.5
Amex US Index                         100      100.4     102.9       76.7      86.4       94.7
SNL Amex Thrift Index                 100       97.8      90.8       69.6      70.2       70.6

         As permitted by SEC rules, this section of the Proxy Statement is not deemed "filed" with the SEC and is not incorporated by reference into the Company's Annual Report on Form 10-K.

                   OTHER INFORMATION ABOUT THE ANNUAL MEETING

OTHER MATTERS COMING BEFORE THE MEETING

         As of the date of this Proxy Statement, the Company knows of no business to come before the Annual Meeting other than that referred to above. The Company's rules of conduct for the Annual Meeting prohibit the introduction of substantive matters not previously presented to the Stockholders in a proxy statement. As to other business, such as procedural matters, that may come before the meeting, the person or persons holding proxies will vote those proxies in the manner they believe to be in the best interests of the Company and its Stockholders.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

         Any Stockholder who wishes to present a proposal at the Company's 2000 Annual Meeting of Stockholders must deliver such proposal to the Secretary of the Company by January 31, 2000, for inclusion in the Company's proxy, notice of meeting, and proxy statement for the 2000 Annual Meeting.

ADDITIONAL INFORMATION

         The Company will bear the cost of soliciting proxies. Officers and regular employees of the Company may solicit proxies by further mailings, personal conversations, or by telephone, facsimile or other electronic transmission. They will do so without compensation other than their regular compensation. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

         THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FOR THE YEAR ENDED DECEMBER 31, 1998, WHEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON REQUEST TO MR. RICHARD L. PARK, CHIEF FINANCIAL OFFICER, LOCAL FINANCIAL CORPORATION, 3601 N.W. 63RD STREET, OKLAHOMA CITY, OKLAHOMA 73116. STOCKHOLDERS REQUESTING EXHIBITS TO THE FORM 10-K WILL BE PROVIDED THE SAME UPON PAYMENT OF REPRODUCTION EXPENSES.

                                         By Order of the Board of Directors



                                                   Alan L. Pollock
                                                     Secretary
April 12, 1999

P
R
O
X
Y

                          LOCAL FINANCIAL CORPORATION
                             3601 N.W. 63RD STREET
                         OKLAHOMA CITY, OKLAHOMA 73116

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Edward A. Townsend, Jan A. Norton and Richard L. Park as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Local Financial Corporation held of record by the undersigned on April 6, 1999, at the Annual Meeting of Shareholders to be held on May 26, 1999, or any adjournment thereof.

1. ELECTION OF DIRECTORS

[ ]  FOR ALL NOMINEES LISTED BELOW       [ ]  WITHHOLD AUTHORITY to
     (except as marked to the                 vote for all nominees
     contrary below)                          listed below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE THROUGH THE NOMINEE'S NAME BELOW.)

        Andrew M. Coats        George P. Nigh        Kenneth W. Townsend

2. APPROVAL OF THE LOCAL FINANCIAL 1998 STOCK OPTION PLAN

                 [ ]  FOR       [ ]  AGAINST       [ ]  ABSTAIN

3. RATIFICATION OF KPMG, LLP, AS INDEPENDENT AUDITORS FOR 1999

                 [ ]  FOR       [ ]  AGAINST       [ ]  ABSTAIN

                                     (over)

P
R
O
X
Y

                          (Continued from other side)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES, FOR APPROVAL OF THE 1998 PLAN AND FOR RATIFICATION OF THE INDEPENDENT AUDITORS.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                  Dated:
                                                         -----------------, 1999

                                                  ------------------------------
                                                           (Signature)

                                                  ------------------------------
                                                   (Signature if held jointly)


                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                   CARD PROMPTLY USING THE ENCLOSED ENVELOPE